SECOND AMENDMENT TO THE
 FUND ADMINISTRATION SERVICING AGREEMENT

        THIS SECOND AMENDMENT dated as of the 1ST day of February, 2011, to the Fund Administration Servicing Agreement, dated as of October 15, 2009, as amended February 8, 2010 (the "Agreement"), is entered into by and between SPECIAL OPPORTUNITIES FUND, INC., a Maryland corporation (the “Fund”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Fund and USBFS desire to amend the Agreement; and

NOW THEREFORE, the Fund and USBFS agree as follows:

Exhibit B is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

SPECIAL OPPORTUNITIES FUND, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Gerald Hellerman	By: /s/ Michael R. McVoy

Name: /s/ Gerald Hellerman	Name: Michael R. McVoy

Title: Director - CFO	Title: Executive Vice President

2/1/2011

Amended Exhibit B
to the
Fund Administration Servicing Agreement – Special Opportunities Fund, Inc.

CLOSED-END FUND ADMINISTRATION SERVICES ANNUAL FEE SCHEDULE at February 1, 2011

Fund Administration Services Per Fund*
[ ] basis points on the first $100 million
[ ] basis points on the next $200 million
[ ] basis points on the balance above $300 million
Minimum annual fee:  $[ ] per portfolio

If the Fund becomes leveraged, USBFS will calculate the Fund Administration Fee paid by the Fund to USBFS using total assets (including assets attributable to leverage) minus operating liabilities (not including liabilities attributable to leverage).

Advisor Information Source Web Portal
▪  $[ ] /fund/month
▪  $[ ] /fund/month for clients using an external administration service
▪  Specialized projects will be analyzed and an estimate will be provided prior to work being performed.

NOTE: All schedules subject to change depending upon the use of derivatives – options, futures, short sales, etc.  Conversion, multiple classes, master/feeder and multiple manager funds, and extraordinary services quoted separately.

Chief Compliance Officer Support Fee*
▪  $[ ] /service per year

Out-Of-Pocket Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, extraordinary expenses based upon complexity, and all other out-of-pocket expenses. Out of pocket expenses invoiced to the Fund shall be the same as USBFS’ cost.

Fees are billed monthly
*Subject to annual CPI increase, Milwaukee MSA

2/1/2011